EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-184093) pertaining to the Youku Tudou Inc. Share Incentive Plan and the Amended and Restated Tudou Holdings Limited 2010 Share Incentive Plan, and the Registration Statement (Form S-8 No. 333-171454) pertaining to the 2006 Stock Option Scheme and 2010 Share Incentive Plan of Youku Tudou Inc. (formerly Youku Inc.), of our reports dated April 28, 2015, with respect to the consolidated financial statements of Youku Tudou Inc. and the effectiveness of internal control over financial reporting of Youku Tudou Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2014.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

April 28, 2015